Exhibit 10.39

JOINDER AGREEMENT

This Joinder Agreement, dated as of January 26, 2023, is made between Distressed Asset Portfolio IV, LLC, an Ohio limited liability company with an office at 10625 Techwoods Circle, Cincinnati OH 45242 (“DAP IV”), and [●], a natural person (“Investor” and, together with DAP IV, the “Parties”).

A.	The Parties are entering into this Joinder Agreement in order to facilitate the investment by Investor in DAP IV through Investor’s acquisition of a Class B Series 86 Membership Interest in DAP IV. Investor hereby agrees to become a Class B Series 86 Member of DAP IV upon the terms of the Amended and Restated Operating Agreement of DAP IV dated as of March 5, 2015 (the “Operating Agreement”), as supplemented and modified by the terms hereof.

B.	The Parties agree that, in consideration of its investment in DAP IV, Investor will acquire a Class B Series 86 Membership Interest in DAP IV and that such interest will entitle Investor to all the rights set forth in this Joinder Agreement and the Operating Agreement, including but not limited to the following rights and obligations:

(i)	The right to receive certain distributions from DAP IV from the cash (less applicable service fees and expenses and subject to the provisions hereof) generated from certain accounts (the “Accounts”), known as the FNBO February Forward Flow Portfolio, that are currently owned by DAP IV, which Accounts are specifically identified as a schedule hereto;

(ii)	Notwithstanding anything to the contrary contained in the Operating Agreement, the Parties agree that the capital contributions from Investor to DAP IV shall be limited to the contributions made in connection with the investment, and at no time shall an additional Capital Contribution be sought from Investor. Notwithstanding anything to the contrary in the Operating Agreement, DAP IV and the Class A Members of DAP IV agree:

(a)	that in addition to the indemnity obligations contained in the Operating Agreement for DAP IV, DAP IV shall indemnify, defend and hold harmless Investor from any loss, damage, claim or liabilities, including but not limited to reasonable attorneys’ fees, arising from or out of any claim, whether or not valid, related to DAP IV’s operations, including but not limited to any licensing or other regulatory obligations of DAP IV under any applicable laws, whether or not related to the Accounts;

(b)	that DAP IV will indemnify, defend and hold harmless Investor from any breach by DAP IV or Unifund CCR, LLC of any of its representations, warranties or covenants under this Agreement, or the Operating Agreement; and

(c)	that if, for any reason, income is required to be recognized by DAP IV on account of its activities pre-dating the Closing Date (whether or not such activities relate to the Accounts), such income shall be allocated solely to the Class A Members.

C.	In the event of a conflict between the Amended and Restated Operating Agreement and this Joinder Agreement, the terms of this Joinder Agreement shall control.

D.	Amendment: The terms of this Joinder Agreement may not be amended without the prior written consent of all Parties.

By executing below, the parties acknowledge that they have read, understand and agree to the terms of this Joinder Agreement.

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CREDIT CARD RECEIVABLES FUND INCORPORATED

By:
[•]

ZB LIMITED PARTNERSHP

By:	ZB/CCR Corp.
General Partner

By:
[•]

DISTRESSED ASSET PORTFOLIO IV, LLC

By:
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